GSV Capital Announces Pricing of $60 Million of

5.25% Convertible Senior Notes Due 2018

Woodside, CA – September 12, 2013 (GLOBE NEWSWIRE) – GSV Capital Corp., “GSV”, (Nasdaq: GSVC) today announced the pricing of $60 million in aggregate principal amount of 5.25% Convertible Senior Notes Due 2018 (the "Notes"). GSV has also granted the initial purchasers of the Notes an option to purchase up to an additional $9.0 million in aggregate principal amount of the Notes to cover over-allotments, if any. The closing of the offering is subject to customary closing conditions and is expected to take place on September 17, 2013.

The Notes will be convertible into shares of GSV's common stock based on an initial conversion rate of 61.5091 shares of GSV's common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $16.26 per share of common stock, representing an approximately 32.5% conversion premium over the last reported sale price of GSV's common stock on September 11, 2013, which was $12.27 per share. The conversion price for the Notes will be reduced or adjusted for, among other things, annual cash dividends paid to common shares.

Interest on the Notes will be payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2014. The Notes will mature on September 15, 2018, unless previously converted in accordance with their terms.

GSV expects to use approximately $9.5 million of the net proceeds of this offering to acquire government securities to be pledged for the exclusive benefit of the holders of the Notes, and intends to use the remainder of the net proceeds for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective and strategies, and to pay operating and other expenses.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Notes will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act, pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

GSV Capital Corp.

About GSV Capital Corp.

GSV Capital Corp. (Nasdaq:GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund's objective is to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA.

Contact

Financial Profiles, Inc.
Tricia Ross, (650) 235-4769
gsv@finprofiles.com